As filed with the Securities and Exchange Commission on September 20, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0907483
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

7601 Penn Avenue South, Richfield, Minnesota	55423
(Address of Principal Executive Offices)	(Zip Code)

BEST BUY RETIREMENT SAVINGS PLAN

(Full title of the plan)

Joseph M. Joyce	Copy to:
Senior Vice President and General Counsel	Anne M. Rosenberg
Best Buy Co., Inc.	Robins, Kaplan, Miller & Ciresi L.L.P.
7601 Penn Avenue South	2800 LaSalle Plaza
Richfield, MN 55423	800 LaSalle Avenue
(Name and address of agent for service)	Minneapolis, MN 55402-2015
(612) 349-8500

(612) 291-1000

(Telephone number, including area code, of agent for service)

Calculation Of Registration Fee

TITLE OF SECURITIES TO BE REGISTERED(1)	AMOUNT TO BE REGISTERED (2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.10 per share	3,800,000 shares	$52.02	$197,676,000	$21,152

(1)                                  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Best Buy Retirement Savings Plan (the “Plan”).

(2)                                  Pursuant to Rule 416(a) under the 1933 Act, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)                                  The shares are to be offered at prices not presently determinable.  Pursuant to Rule 457(h), the offering price is estimated solely for the purpose of determining the registration fee on the basis of the average of the high and low sale prices of the registrant’s common stock reported on the New York Stock Exchange on September 13, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

1.                                       The registrant’s Annual Report on Form 10-K for the year ended February 25, 2006.

2.                                       The Plan’s Annual Report on Form 11-K for the year ended December 31, 2005.

3.                                       All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since February 26, 2006.

4.                                       The description of the registrant’s common stock contained in its Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the 1934 Act.

All documents hereafter filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The registrant is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.  Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

In addition, the registrant’s articles of incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Minnesota Statutes, Section 302A.551; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes, Section 80A.23; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the articles of incorporation became effective.  The articles of incorporation do not limit directors’ liability for violations of the federal securities laws.  The articles of incorporation are consistent with the Minnesota Business Corporation Act and if such act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

The registrant has directors’ and officers’ liability insurance which is subject to various deductibles and exclusions from coverage.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

5	*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page hereto)

* No opinion of counsel as contemplated by Item 601(b)(5)(i) of Regulation S-K is being filed because the securities being registered are not original issuance securities.

Item 9.           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

2.                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)                     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(d)                   The registrant undertakes to submit the Plan and any amendment potentially affecting the qualification thereof to the Internal Revenue Service (the “IRS”) for a determination on its tax-qualified status in a timely manner and will make all changes required by the IRS in order to qualify the Plan to obtain such a determination.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 20th day of September, 2006.

BEST BUY CO., INC.

By	/s/ Bradbury H. Anderson
Bradbury H. Anderson
Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, the Rewards Investment and Finance Committee and the Rewards Sponsor Committee (which jointly administer the Best Buy Retirement Savings Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 20th day of September, 2006.

BEST BUY RETIREMENT SAVINGS PLAN,
Rewards Investment and Finance Committee and Rewards Sponsor Committee as Plan Administrators

By	/s/ John T. Moynihan
John T. Moynihan
Member, Rewards Investment and Finance Committee
Member, Rewards Sponsor Committee

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints BRADBURY H. ANDERSON and DARREN R. JACKSON, and each of them, his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on and as of September 20, 2006.

Signature	Title

/s/ Bradbury H. Anderson	Vice Chairman, Chief Executive Officer and Director
Bradbury H. Anderson	(principal executive officer)

/s/ Darren R. Jackson	Executive Vice President – Finance and Chief
Darren R. Jackson	Financial Officer (principal financial and accounting officer)

/s/ Richard M. Schulze	Director
Richard M. Schulze

/s/ Ari Bousbib	Director
Ari Bousbib

/s/ Kathy J. Higgins Victor	Director
Kathy J. Higgins Victor

/s/ Ronald James	Director
Ronald James

/s/ Elliot S. Kaplan	Director
Elliot S. Kaplan

/s/ Allen U. Lenzmeier	Director
Allen U. Lenzmeier

/s/ Matthew H. Paull	Director
Matthew H. Paull

/s/ Rogelio M. Rebolledo	Director
Rogelio M. Rebolledo

/s/ Mary A. Tolan	Director
Mary A. Tolan

/s/ Frank D. Trestman	Director
Frank D. Trestman

/s/ Hatim A. Tyabji	Director
Hatim A. Tyabji

EXHIBIT INDEX

Exhibits

5	*

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature page hereto)

* No opinion of counsel as contemplated by Item 601(b)(5)(i) of Regulation S-K is being filed because the securities being registered are not original issuance securities.